UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Fisher Communications, Inc.

(Name of Registrant as Specified In Its Charter)

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Three Leading Proxy Advisory Firms Recommend Fisher Shareholders Vote Against

Proposal Requiring Shareholder Approval of Acquisitions Greater Than $25 Million

SEATTLE, WA – (MARKETWIRE) – April 9, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today announced that RiskMetrics Group, Glass Lewis & Co. and Proxy Governance, Inc., three leading independent proxy advisory firms, have recommended that Fisher shareholders vote against a proposal submitted by GAMCO Asset Management Inc., requiring shareholder approval for Fisher acquisitions of operating businesses that cost over $25 million.

In its report, Glass Lewis stated: “Glass Lewis generally believes that shareholders should not be involved in the day-to-day activities of the Company. The NASDAQ, on which the Company is listed, has a rule requiring shareholder approval for acquisitions involving stock issuances in excess of 20% of a company’s outstanding stock. While we note that all stock issuances do dilute shareholders, we believe that management and the board should be given the flexibility to engage in less substantial acquisitions without shareholder approval. If instituted, this proposal would place the Company at a significant disadvantage to its bidding competitors and could potentially cause the Company to lose out on certain deals, in turn hurting shareholder value.”

In addition to noting that Fisher is subject to the NASDAQ listing standards, RiskMetrics stated: “Given that the items of business and the corresponding voting requirement as proposed in the proponent’s request is not a subject for shareholder action under NASDAQ rules or other applicable law, RMG does not believe that this item warrants shareholder support.”

In making its recommendation, Proxy Governance noted that Fisher “does not have a history of profligate acquisitions, is generally responsive to shareholders, and has in place protections to prevent substantial dilution without shareholders’ consent.”

“We are pleased that RiskMetrics, Glass Lewis and Proxy Governance have recognized the importance of maintaining the Board and management team’s flexibility to manage the business in the best interests of our Company and shareholders,” said Colleen B. Brown, President and Chief Executive Officer of Fisher Communications. “We remain focused on running our existing business as efficiently and effectively as possible and would only explore large acquisitions at attractive valuations that are accretive to shareholder value, such as duopolies.”

Fisher strongly advises shareholders follow the recommendations of RiskMetrics, Glass Lewis and Proxy Governance and vote against the proposal requiring shareholder approval for acquisitions of operating businesses over $25 million. With regards to the other proposals, both RiskMetrics and Glass Lewis recommend that shareholders vote in favor of Fisher’s three director nominees, ratification of PricewaterhouseCoopers as the Company’s independent registered public accounting firm and the shareholder proposal to declassify the Company’s Board of Directors. Proxy Governance recommends votes in favor of the three director nominees and the ratification of PricewaterhouseCoopers and against the Board declassification shareholder proposal.

Shareholders who have questions, or need assistance voting their shares, should call Fisher’s proxy solicitor, Georgeson Inc., at (800) 248-5167. Registered shareholders can review the

Company’s proxy statement and vote via the Internet by visiting www.envisionreports.com/fsci. All other shareholders can view the proxy statement at www.edocumentview.com/fsci.

Last month, Fisher reached an agreement with GAMCO to nominate two directors proposed by GAMCO for election to the Company’s Board of Directors at the 2009 Annual Meeting of Shareholders, which will be held on April 28, 2009.

Important Information

Fisher Communications filed a definitive proxy statement with the Securities and Exchange Commission on March 27, 2009, and furnished the proxy statement to its shareholders, with respect to the proposals to be voted on at the Annual Meeting of Shareholders. The proxy statement contains important information which should be read by Fisher shareholders before voting. Shareholders can obtain free copies of the proxy statement and other related documents by requesting them in writing to Investor Relations, Fisher Communications, Inc., 100 Fourth Avenue, North, Suite 510, Seattle, Washington 98109 or by telephone at (206) 404-7000. The proxy statement and all other documents filed by Fisher are also available free of charge on the SEC’s website at www.sec.gov and on the Company’s website at www.fsci.com. The contents of the Company’s website are not deemed to be part of this press release or incorporated by reference into the proxy statement. The directors, executive officers and certain other employees of the Company may be deemed to be participants in the solicitation of proxies with respect to the proposals to be voted on at the Annual Meeting of Shareholders. In addition, as noted above, the Company has retained Georgeson Inc. to assist in the solicitation. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is contained in the proxy statement.

About Fisher Communications

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle. For more information about Fisher Communications, Inc., go to www.fsci.com.

Contact:

Sard Verbinnen & Co

Paul Kranhold or Ron Low

(415) 618-8750